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                                  EXHIBIT 99.1
                                  PRESS RELEASE


                                INPUT/OUTPUT, INC.

FOR IMMEDIATE RELEASE

                        INPUT/OUTPUT PRICES $50 MILLION
                       CONVERTIBLE SENIOR NOTES OFFERING

Houston - December 5, 2003 - Input/Output, Inc. (NYSE: IO) announced the pricing of its private offering of $50 million aggregate principal amount of its Convertible Senior Notes due 2008, pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The sale of the notes is expected to close on December 10, 2003. IO also granted the initial purchaser of the notes a 30-day option to purchase up to an additional $10 million aggregate principal amount of the notes.

The notes will bear interest at the rate of 5.50% per annum. The notes are convertible into shares of I/O common stock at a conversion rate of 231.4815 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $4.32 per share of common stock, subject to adjustment in certain circumstances. On December 4, 2003, the reported closing price per share of I/O common stock on the NYSE was $3.48.

IO intends to use approximately $16 million of the net proceeds of the offering to repay existing indebtedness and to use the balance of the net proceeds for potential acquisitions.

The notes will be offered and sold only to "qualified institutional buyers" in accordance with Rule 144A. Concurrently with the offering, Laitram, L.L.C., one of IO's largest shareholders and an affiliate of IO's Chairman of the Board, has agreed to purchase approximately $7.5 million of IO's common shares sold short by purchasers of the notes in negotiated transactions.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or the shares of common stock issuable upon conversion of the notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale unlawful. This press release is being issued pursuant to Rule 135c under the Securities Act.

IO is a leading provider of seismic acquisition imaging technology for exploration, production and reservoir monitoring in land and marine as well as shallow water and marsh environments.


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